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                                   EXHIBIT 5.1

                     [THOMPSON HINE & FLORY LLP LETTERHEAD]

March 25, 1997

The Davey Tree Expert Company
1500 N. Mantua Street
Kent, Ohio 44240

Re:                 Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to The Davey Tree Expert Company, an Ohio corporation (the "Company"), in connection with the registration by the Company of 300,000 shares of the Company's common stock, par value $1.00 per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on March 28, 1997 (the "Registration Statement").

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion and, based thereon, we advise you that, in our opinion:

1. The Company has corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2. The 300,000 shares of Common Stock that are being registered for sale by the Company under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Davey 401KSOP and ESOP Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ THOMPSON HINE & FLORY LLP

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